UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 22, 2008

Masco Corporation
(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180

(Address of Principal Executive Offices)	(Zip Code)
(313) 274-7400
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 22, 2008, the Organization and Compensation Committee of the Board of Directors of Masco Corporation authorized the Company to amend the Company’s unfunded supplemental executive retirement plans, including those with John G. Sznewajs, Vice President, Treasurer and Chief Financial Officer, John R. Leekley, Senior Vice President and General Counsel and Eugene A. Gargaro, Jr., Vice President and Secretary, to provide that the amount of the regular year-end cash bonus to be taken into account for purposes of the plan formula be limited to 60% of the maximum bonus opportunity for that year. To further emphasize the performance-based variable component of total compensation, the bonus opportunity for these individuals was increased when their base salaries were reduced by 5% and frozen effective July 1, 2008. The calculation of the disability benefit under the plans for the above individuals and for Timothy Wadhams, the Company’s President and Chief Executive Officer, and Donald J. DeMarie, Jr., the Company’s Executive Vice President and Chief Operating Officer, were amended to conform with the retirement benefit changes described above and, for Messrs. Wadhams and DeMarie, made and reported earlier this year. The Committee also approved changes to supplemental executive retirement plans, as required, to comply with Internal Revenue Code Section 409A (“IRC 409A”).
     The Benefit Restoration Plan was amended to comply with IRC 409A and to comport with the supplemental executive retirement plans by including change in control provisions which would allow accelerated funding of a rabbi trust. If the change in control meets IRC 409A requirements, then accelerated distributions to participants will also occur. Otherwise, subsequent distributions to beneficiaries will occur at the time of payment of the underlying qualified plan benefits. All of the named executive officers as well as approximately 120 other current and former employees participate in this Plan.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION
By:	/s/ John R. Leekley
	Name:	John R. Leekley
	Title:	Senior Vice President and General Counsel

October 28, 2008